UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2004

FIREARMS TRAINING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-13105	57-0777018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7340 McGinnis Ferry Road

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(770) 813-0180

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Credit Agreement. On September 30, 2004, Firearms Training Systems, Inc. (“FATS”), along with its wholly-owned subsidiary, FATS, Inc. (collectively, the “Company”), entered into a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with CapitalSource Finance LLC (“CapitalSource”), as administrative, payment and collateral agent for the lenders named therein. The Credit Agreement permits a maximum borrowing capacity of $42 million and matures on September 30, 2009. Special Situations Opportunity Fund I, LLC, one of the Term A lenders, is an affiliate of First Source Financial, Inc. (“First Source”). First Source is a preferred stockholder of FATS and an affiliate of First Source owns approximately 13.5% of the outstanding common stock of FATS.

The Credit Agreement provides for a revolving credit facility pursuant to which up to $12,000,000 in principal may be drawn (subject to adjustment based on required rent reserves, letter of credit usage and compliance with identified leverage ratios), a $15,000,000 “Term A” loan and a $15,000,000 “Term B” loan. The revolving credit facility requires the Company to pay interest on a monthly basis in cash at an annual rate equal to the “prime rate” plus .5% subject to a floor of 4.75%. All amounts outstanding under the revolving credit facility are due in full at the maturity date identified above.

The Term A loan requires the Company to pay interest on a monthly basis in cash at an annual rate equal to the “prime rate” plus 3% subject to a floor of 7.25%. The Company must also make scheduled quarterly payments of principal under the Term A loan. The quarterly principal payments required are in the amount of $531,250 for the first year of the term, $750,000 for the second through fourth years of the term, and $968,750 in the fifth year of the term.

The Term B loan requires the Company to pay interest on a monthly basis in cash at an annual rate equal to the “prime rate” plus 6% subject to a floor of 10.25%. The Company is also required to pay interest payable-in-kind (“PIK interest”) which accrues monthly at an annual rate of 1.5%. The PIK interest is due and payable on the earlier to occur of (i) the Company’s early redemption or termination of the Term B loan, (ii) the lender’s demand as a result of a default or (iii) at the maturity date identified above. The Company has the option at any time to pay the PIK interest in cash. Outstanding principal under the Term B loan is due in full at the maturity date.

Borrowings under the Credit Agreement are secured by substantially all of the Company’s assets. FATS has also pledged all of the stock of its operating subsidiary, FATS, Inc., and 65% of the stock of its foreign subsidiaries. The Company generally will be required to apply all proceeds it receives from transactions in which it sells any material assets, sells equity securities or incurs indebtedness for borrowed money as a mandatory prepayment on the outstanding obligations under the Credit Agreement. In addition, subject to certain availability exceptions, the Company will be required to apply 50% of its excess cash flow each year as a mandatory prepayment. Among other restrictions, the Credit Agreement includes certain restrictive covenants, including covenants related to indebtedness, asset acquisitions and dispositions, investments and maintenance of required leverage ratios, minimum EBITDA and fixed charge coverage ratios.

In addition, the Credit Agreement requires the Company to pay a number of lender fees including: (i) an unused credit line fee equal to 0.0417% per month of the difference between average outstanding revolving loans and the revolving loan cap; (ii) a monthly collateral management fee equal to 0.0417% per month of the average outstanding revolving loans; (iii) a monthly float day fee calculated in accordance with a specified formula; (iv) a letter of credit fee equal to 3% of the undrawn face amount of outstanding letters of credit; and (v) a termination fee (ranging from 1% to 2% of the amount prepaid as to the Term A loan, and either a yield maintenance fee calculated in accordance with a specified formula or up to 2% of the amount prepaid depending on the timing of the prepayment as to the Term B loan) in the event the term loans are prepaid prior to the second anniversary of the closing.

As of September 30, 2004, $37,150,000 was outstanding under the Credit Agreement. The Credit Agreement is included as Exhibit 10.1 to this report and incorporated herein by reference.

Exchange Agreement. On September 30, 2004, FATS entered into an Exchange Agreement, dated as of September 30, 2004 (the “Exchange Agreement”), by and among FATS, Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment, L.P. (collectively, the “Centre Entities”), U.S. Bank National Association (“U.S. Bank”) and First Source Financial LLP (“First Source” and, together with the Centre Entities and U.S. Bank, the “Preferred Stockholders”). Pursuant to the Exchange Agreement, on September 30, 2004 FATS issued 3,202.780099 shares of its Series C Preferred Stock, $.10 par value per share (the “Series C Preferred”) to the Preferred Stockholders in exchange for 32,027.80099 shares of its Series B Preferred Stock, $.10 par value per share (the “Series B Preferred”) previously held by the Preferred Stockholders. As a result of the exchange, all of the previously issued shares of Series B Preferred have been cancelled. The Exchange Agreement is included as Exhibit 10.2 to this report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On September 30, 2004, in connection with the Company’s entry into the Credit Agreement described above, the Company terminated the Second Amended and Restated Credit Agreement and Partial Exchange Agreement, dated as of April 1, 2000, among the Company, the lenders named therein and Bank of America, N.A. (“BOA”), successor in interest to NationsBank, N.A. (the “BOA Credit Agreement”). Under the BOA Credit Agreement, the unpaid principal and accrued interest under a predecessor credit facility were converted into shares of common stock, shares of Series B mandatorily redeemable preferred stock, senior secured loans, and junior secured loans. The BOA Credit Agreement, as amended from time to time, also provided for revolving loans and letters of credit. All of these obligations were required to have been paid in full on October 15, 2005. As of the time of termination, the Company was required to pay interest on the senior secured loans at an annual rate of “prime” plus 3.5% and interest on the junior secured loans at 15%. Interest on the junior secured loans was payable 10% in cash and 5% payable in additional notes with the same terms. The Company was required to make quarterly principal payments on the senior secured loans, with a $400,000 and $1,100,000 principal payment scheduled to occur on December 31, 2004 and June 30, 2005, respectively.

The borrowings under the BOA Credit Agreement were collateralized by substantially all of the Company’s assets, a pledge of all of the common shares of its operating subsidiary, and a pledge of 65% of the capital stock of the Company’s foreign subsidiaries. The BOA Credit Agreement also contained restrictive covenants, which, among other things, limited borrowings and capital expenditures and required certain interest coverage ratios, as defined, to be maintained. As of the date the BOA Credit Agreement was terminated, the Company was in compliance with the covenants of that agreement. In addition, as previously disclosed, because the Company was able to refinance the BOA Credit Agreement on or prior to September 30, 2004, the amendment fees owed as a result of a June 23, 2004 amendment were reduced from approximately $405,000 to approximately $203,000.

The primary lenders under the BOA Credit Agreement included the Centre Entities. The Centre Entities are among the Company’s largest stockholders and hold a seat on the Company’s Board of Directors. Prior to the closing of the transactions described in Item 1.01 above, the Centre Entities acquired in a private transaction all of the common and Series B Preferred stock previously held by BOA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this report is incorporated herein by reference. The shares of Series C Preferred were issued in exchange for the shares of Series B Preferred in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. The terms of the Series C Preferred are set forth in a Certificate of Designations of Series C Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference (the “Series C Designations”).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 30, 2004, FATS filed the Series C Designations with the State of Delaware. The Series C Designations became effective upon filing.

The Series C Preferred entitles holders thereof to quarterly cash dividends payable in an amount per share equal to (i) 10% of the liquidation preference of the Series C Preferred

($10,000 subject to adjustment to reflect any stock split, combination, reclassification or similar event involving the Series C Preferred) per year through and including March 31, 2006; (ii) 12% of the liquidation preference per year through and including September 30, 2006; and (iii) 14% of the liquidation preference per year thereafter. Dividends are cumulative and compound quarterly whether or not there are funds available for the payment of dividends.

FATS may redeem the shares of Series C Preferred at any time and from time to time at a redemption price equal to the liquidation preference plus the amount of all accrued and unpaid dividends, whether or not earned or declared. The shares of Series C Preferred are required to be redeemed upon the occurrence of a “change of control” (which includes the sale of all or substantially all of FATS’ assets, merger, consolidation or similar event in which more than 50% of the voting stock of FATS is transferred). In the event FATS is legally prohibited from redeeming the shares when required (or FATS materially breaches any of its other obligations under the Series C Designations), the applicable dividend rate payable on the Series C Preferred will be increased by 2% per annum.

The Series C Preferred ranks prior to all other classes of preferred and common stock as to payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up. Holders of shares of the Series C Preferred generally do not have any voting rights other than those provided by law. FATS must obtain the consent from holders of at least a majority of the outstanding shares of Series C Preferred in order to: (i) enter into any plan of liquidation or dissolution (unless prior written notice of any such plan is given to the Series C Preferred holders and, as a result of such liquidation or dissolution, FATS is able to satisfy in full the liquidation preferences together with all accrued and unpaid dividends on the shares); (ii) enter into any agreement which by its terms would violate or conflict with the rights of the Series C Preferred holders; (iii) subject to certain exceptions, amend or waive any provision of the Series C Designations or FATS’ certificate of incorporation. Any amendment that would decrease the dividend rate payable on the Series C Preferred requires the consent of all holders of Series C Preferred. Any amendment that would increase the authorized number of Series C Preferred shares or that would result in the issuance of capital stock ranking senior to or on parity with the Series C Preferred as to dividends or rights upon liquidation requires the consent of at least two holders who are not affiliates of each other and who hold, in the aggregate, at least a majority of the Series C Preferred shares.

Item 7.01 Regulation FD

On September 30, 2004, FATS issued a Press Release announcing the completion of the transactions with CapitalSource identified above. A copy of that Press Release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.1	Certificate of Designations of Series C Preferred Stock of the Company setting forth the powers, preferences, rights, qualifications, limitations and restrictions of such series of Preferred Stock, dated September 30, 2004

10.1	Revolving Credit, Term Loans and Security Agreement, dated as of September 30, 2004, among Firearms Training Systems, Inc., FATS, Inc. and CapitalSource Finance LLC

10.2	Exchange Agreement, dated as of September 30, 2004, between the Company, Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment, L.P., Bank of America, N.A., U.S. Bank National Association and First Source Financial LLP

99.1	Press Release, dated September 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREARMS TRAINING SYSTEMS, INC.

Date: October 6, 2004	By:	/s/ Ronavan Mohling
Ronavan Mohling
President and Chief Executive Officer